C WorldWide Asset Management Fondsmæglerselskab A/S

Code of Business Conduct and Ethics

Effective February 25, 2022

The following comprises the Group Code of Business Conduct and Ethics with the C WorldWide Asset Management Fondsmæglerselskab A/S (“CWW AM”) addendum and includes the Rules for Personal Transactions:

Code of Business Conduct and Ethics

for C WorldWide Group Holding A/S

C WorldWide Group Holding A/S and its affiliated companies (“the Group”) is a Nordic asset management group, which – through creativity and competence – contributes to the development of a robust financial market, forming a basis for economic growth.

In order to maintain our position, to meet our clients’ high expectations on us, and to create long-term profitability by making the entities of the Group our clients’ first choice, we must all actively continue to build and develop our company culture and its core values:

•	teamwork and co-operation which create better results for our clients than the sum of individual efforts,

•	integrity in the meaning of responsibility, respect and honesty, as our clients must know that they can rely on us, that we are committed to the task, and that we follow rules and regulations, and

•	passion and commitment as we enjoy and are committed to our clients, colleagues and areas of work.

This Group Policy contains certain fundamental guidelines that all individuals working in or for the Group, be it as board member, manager, employee or consultant, should be aware of and comply with. This Group Policy contains minimum rules to be applied at all times within the Group. The policy shall be submitted to the Board of Directors of concerned local Group entities for approval and shall where applicable be supplemented by local instructions.

Soundness

We shall conduct our business in a sound manner, so that the public’s confidence in us and our business is strengthened, our clients’ assets are not unduly put at risk, and so that we shall always be able to meet our commitments.

Ethics

We shall act in an honest and equitable manner and with due care and diligence, both in our work for the Group and in our personal lives, as our clients and other concerned parties must know that they can rely on us.

We shall collect from our clients relevant and sufficient information about their financial situation, experience from the financial market and intent, so that we can provide relevant information and service our clients in an excellent way.

We shall not accept, offer or provide gifts or other considerations or benefits on legally or morally dubious grounds. Namely we shall avoid corruption and comply with applicable anti-bribery, anti-fraud, anti-money laundering and tax evasion laws and regulations.

We shall carry out our business in such manner that it can be scrutinized by others and on valid grounds be defended by ourselves.

Compliance

We shall comply with applicable laws and regulations, internal rules and what we perceive to be best market practice in the markets where we conduct our business. We shall comply with competition laws.

Risk management

We shall actively work to identify, measure, manage and control risks inherent in our business and maintain very high standards in regard to information security.

Handling of conflicts of interest

We shall be attentive to actual and potential conflicts of interest and shall when conflicts of interest appear handle our clients in a sound and fair manner and shall never put our own interests ahead of the interests of our clients.

Confidentiality

We shall respect applicable confidentiality rules and never use confidential information about our clients or their business activities or other circumstances in an undue manner.

Social/Human rights

We shall maintain safe and healthy working conditions and be aware of and in compliance with international conventions on human rights.

We shall avoid discrimination or harassment based on age, race, gender, religion, sexual orientation or disability.

We shall respect the employee’s right to freedom of association and collective bargaining in accordance with local labor laws.

We shall maintain positive community relations and involvement.

Environment

Where relevant we shall ensure compliance with local and international environmental conventions and legislation, energy efficiency, sound resource management and prevention of pollution, reduction of greenhouse gas emissions and monitor other material environmental issues.

Reporting of irregularities

Any employee who observes violations of applicable rules for the Group’s business should report this to local management or Compliance. Any such report will be handled with confidentiality.

Where relevant or required by law or regulation, the companies within the Group shall establish and maintain a whistleblower scheme. The scheme shall secure persons reporting under the scheme and fulfill legal requirements, including provisions on the protection of personal data.

At each ordinary meeting of the relevant Board of Directors, the CEO or the Compliance Officer shall report on any instances where violations of this Group Policy have or might have a material impact on the company, and at the same time give an account of any action taken as a result.

Questions

We shall maintain an open mind and continuously discuss the rules set out in this policy and their application to our business.

Any questions in relation to this policy and its application, as well as reports regarding possible violations of the policy, may be addressed to the management or Compliance.

All employees have a duty to contribute to these values and see to it that the rules are adhered to.

Adopted by the Board of Directors 27 May 2021.

ADDENDUM to the Group Code of Business Conduct and Ethics

C WorldWide Asset Management Fondsmæglerselskab A/S (“CWW AM”)

The purpose of this addendum (“Addendum”) to the C WorldWide Group Holding A/S Group Code of Business Conduct and Ethics is to comply with provisions of Rule 204A-1, the “Code of Ethics” rule, under the U.S. Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 under the U.S. Investment Company Act of 1940 (“IC Act”). Key terms used in this Addendum are defined in Appendix A.

Adviser Act Rule 204A-1 and IC Act Rule 17j-1 requires SEC registered investment advisers and investment managers to an SEC registered investment company (“RIC”) to adopt, maintain and enforce written codes of ethics that set forth standards of conduct and require compliance with the Advisers Act, the IC Act and the other U.S. federal securities laws. Our Group Code of Business Conduct and Ethics has, together with the Addendum, these core areas:

•	standards of conduct/ethical behavior for CWW AM and its “Supervised Persons” (defined below) – these are contained in our Code of Business Conduct and Ethics and the Addendum (together the “Code”);

•	a requirement that Supervised Persons comply with U.S. federal securities laws;

•	a requirement that all Supervised Persons report Code violations; and

•	a mandate to ensure that every Supervised Person receives a copy of this Code and returns an acknowledgement.

“Supervised Persons” must comply with this Addendum.

Supervised persons who have or have had access to “Confidential Client Information” are “Access Persons” and they and certain persons connected to them, “Connected Persons”, must satisfy requirements relating to personal securities transactions activity - pre-trade clearance, reporting and other criteria. The requirements are included in the Rules for Personal Transactions by Employees of CWW AM.

The CWW AM Chief Compliance Officer (“CCO”) will notify all persons of their status and maintain a list of Supervised Persons and Access Persons.

Queries with respect to the Code’s provisions as well as the personal account dealing requirements must go to the CWW AM CCO.

We are a fiduciary

Investment advisers owe fiduciary duties to their clients: honesty; good faith; avoidance, or the proper handling and disclosure of conflicts; suitable and reasonable basis for advice and fair dealing.

Supervised Persons must conduct their activities in a way that complies with the fiduciary duty, does not violate the U.S. federal securities laws, addresses conflicts of interest and does not take unfair advantage of their relationship to clients.

Supervised Persons who are Access Persons must report personal securities transactions and holdings. Conflicts of interest must be communicated to the CWW AM CCO.

Reporting irregularities

All violations of the Code, the personal account dealing requirements, applicable policy or procedure or law, rule or regulation shall be reported to the CWW AM CCO. Any such report will be handled with speed, candor, honesty and confidentiality to the extent permitted by law.

Approval by and reporting to the RIC

The Code shall be approved by the RIC’s board of trustees on an annual basis, as well as any material change to the Code within six months of the adoption of such change.

We shall in accordance with IC Act Rule 17j-1(c)(2) and as agreed in the Investment Advisory Agreement with the RIC furnish to the RIC Board a written report that describes any issues arising under the Code since the last report, including but not limited to violations of the Code or procedures and sanctions imposed in response to the material violations.

Adopted by the Board of Directors 1 September 2021.

Appendix A

Definitions

“Access Persons” are Supervised Persons and others as designated by the CWW AM CCO who have access to confidential client information of U.S. clients or are involved in making any recommendations or have access to such information that is nonpublic.

“Confidential Client Information” is, under Rule 204A-1 and interpretive positions in this rule’s adopting release, non-public information about purchases or sales of securities for clients (orders being worked), client holdings and research, recommendations and advice given to or being used for clients.

“U.S. Federal securities laws” means the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, the U.S. Sarbanes-Oxley Act of 2002, the U.S. Investment Company Act of 1940, the Advisers Act, Title V of the U.S. Gramm-Leach-Bliley Act, and the rules and regulations adopted by the SEC under any of these, the U.S. Bank Secrecy Act and the U.S.A. PATRIOT Act, and any rules adopted thereunder by the SEC or the Department of the Treasury.

”Supervised Person”: means (i) any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or (ii) any other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

Rules for Personal Transactions by Employees of

C WorldWide Asset Management Fondsmæglerselskab A/S

Background

Officers, Employees and members of the Board of Directors that have access to Confidential Information about the clients of C WorldWide Asset Management Fondsmæglerselskab A/S (“CWW AM”) should act in a manner to carry out CWW AM’s fiduciary duties and avoid conflicts of interest or, if this cannot be done, to address conflicts in a proper manner.

CWW AM treats its clients fairly and honestly and ensures that services are provided efficiently at all times. We act in the best interests of the client. CWW AM conducts its business activities in compliance with applicable law. This extends to ensuring that the personal interests of its employees do not take priority over those of its clients. Conflicts of interest may arise in connection with Personal Transactions by the Employees. These may reach any person (including any legal person) to whom the Employees have Family Relations or Other Relevant Relations by shared beneficial ownership in certain types of securities.

These rules have been established on the basis of relevant financial legislation, including the Commission Delegated Regulation (EU) 2017/565, Rule 204A-1 under the Advisers Act, Rule 17j-1 under the IC Act and CWW AM’s requirements to address conflicts of interest.

Key terms used in these rules are defined in Appendix A.

Reference is also made to the rules contained in the Conflicts of Interest Policy including the appendix for CWW AM and in the Instruction on Market Integrity.

Conflicts of interest and prohibited transactions

Employees who perform activities that give rise to conflicts of interest or have access to confidential, unpublished information about CWW AM’s clients (“Confidential Client Information”) or CWW AM or CWW AM’s business activities and any other matters that may influence the market value of a Financial Instrument, are not permitted to perform Personal Transactions in shares or other Financial Instruments or to advise or induce others to perform transactions. No Employee may misuse Inside Information or engage in an act that would constitute market manipulation.

No Employees may participate in initial public offerings (“IPOs”) on their own behalf or on behalf of other persons to whom they have Family Relations or Other Relevant Relations.

Unlawful actions

No Supervised Person shall, in connection with the purchase or sale, directly or indirectly, by that person of a security held by an SEC registered investment company advised by CWW AM (“the RIC”) or being considered by us to be purchased for the RIC: (1) employ any device, scheme or artifice to defraud the RIC; (2) make any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they are made, not misleading; (3) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; or (4) engage in any manipulative practice with respect to the RIC.

Investment period

The Employees are expected to have a long-term investment horizon. Short-term speculation or trades in the nature of day trading is not acceptable.

Financial Instruments may not be sold within 30 days of being bought and may not be bought within 30 days of being sold. In special cases the compliance function may grant exemptions from this rule.

Pre-clearance

Employees must obtain written pre-clearance for all Personal Transactions by placing a request in the Compliance Reporting Application.

Any pre-cleared Personal Transaction must be placed in the market within the time limit given in the pre-clearance.

A security which is derived from another security, must be pre-cleared on both the derivative and the underlying security.

In addition, Employees must obtain pre-clearance for all trades in Private Placements by placing a request in writing to the CCO.

Generally, pre-clearance is required when you make an investment decision. For example, if you wish to change a limit price on an order in the market, that is a new investment decision and you must pre- clear the transaction again before you change the order.

The criteria to evaluate a pre-clearance is non-public. You should know that a pre-clearance is not given where a security is on CWW AM’s Restricted List, which includes securities where we are working client orders to buy or sell securities or where we have a conflict of interest with respect to an issuer or its securities.

Trading and ethics

Employees may not engage in a Personal Transaction to an extent or in a manner that:

•	could jeopardize the Employee’s personal finances,

•	could jeopardize the personal finances of any person with whom the employee has Family Relations or Other Relevant Relations, or

•	diverts attention from the Employee’s work.

Personal Transactions must always be kept separate from transactions performed for clients.

Reporting by the Employees

Employees must report Personal Transactions in the Compliance Reporting Application as soon as possible – this means upon receipt of a contract note confirming the transaction. Placed orders that leads to a transaction must be reported. Notice, if an order is executed within the pre-clearance time limit, you only need to report the transaction and not the placed order.

To the extent the Employee acts on behalf of other persons to whom he or she has Family Relations or Other Relevant Relations, such actions must also be reported in the Compliance Reporting Application as soon as possible.

Employees may be requested to submit copies of trade confirmations to supplement the information required in the Compliance Reporting Application.

Further requirements with respect to reporting of transactions apply to Access Persons. Please see further details below.

Quarterly Transaction Reports

Not later than 30 calendar days after the end of each quarter, Employees must submit a report in the Compliance Reporting Application confirming Personal Transactions in Financial Instruments that occurred during the relevant quarter have been reported.

Further requirements with respect to quarterly transaction reports apply to Access Persons. Please see further details below.

Annual Certificate

Employees must by each 31 January, and if otherwise requested by management or the Chief Compliance Officer (“CCO”), confirm in writing that they know and have complied with the provisions applicable from time to time with respect to Personal Transactions. Thus, Employees are required to certify that:

•	all Personal Transactions have been reported in the Compliance Reporting Application, and

•	that to the best of their knowledge and belief that they have complied fully with the rules, also in relation to persons with whom the employee has Family Relations or Other Relevant Relations.

Further requirements with respect to an initial and annual certificate apply to Access Persons. Please see further details below.

Exceptions to Certain PA Dealing Rules

The investment period rules of 30 days, the pre-clearance rules and the reporting rules as described above, do not apply to following Personal Transactions:

a)

transactions in the context of discretionary portfolio management services with no prior communication, in connection with the specific transactions, between the portfolio manager and the Employee or any other relevant person for whose account the transaction is made; or

b)

transactions in units of collective investment undertakings that meet the requirements for compliance with the UCITS Directive 2009/65/EC. However, this exception does not apply where CWW AM or other companies in the group are involved in the administration or portfolio management of the relevant collective investment undertakings.

For Employees, who are clerical workers and therefore not Access Persons, the CCO can provide an exemption for the requirement to submit a Quarterly Transaction Reports and in individual special cases extend the deadline for submitting the Annual Certificates for Employees.

Personal Account Dealing Procedures – Access Persons and Connected Persons

The following Personal Account Dealing Procedures apply to Access Persons and, through them, their Connected Persons – and Access Persons are personally responsible for the activities of their Connected Persons. These rules address requirements of the Code of Ethics required by Rule 204A-1 under the Advisers Act, and IC Act Rule 17j-1 in relation to Access Persons. The CCO will notify all persons who have been designated as Access Persons.

These procedures apply to holdings of and transactions in Reportable Securities by an Access Person or Connected Person.

Employees must report Personal Transactions of their Connected Persons in the Compliance Reporting Application as soon as possible after the transactions have been executed.

Connected Persons need pre-clearance in writing from the CCO for all Private Placements and participations in IPO’s.

Where relevant CWW AM keeps a Pipeline List, which is a list of securities we either consider to sell or where we have a serious, active interest and thus are considering to buy.

Reporting requirements

Initial Holdings Reports. Upon joining, Access Persons must report all securities positions in the Compliance Reporting Application for the Access Person and any Connected Persons within 10 calendar days of joining. All information reported must be current as of the reporting date.

Annual Holdings Report. By each 31 January, every Access Person shall verify and confirm that the list in the Compliance Reporting Application of all securities positions is current as of the previous 31 December for the Access Person and any Connected Persons. The Employees are responsible for updating their holdings with changes from e.g. corporate actions (stock split, ISIN changes, etc.).

Quarterly Transaction Reports. Not later than 30 calendar days after the end of each quarter, every Access Person must submit a report of all transactions in securities that occurred during the relevant quarter for the Access Person and any Connected Persons. This report shall be submitted in the form of a confirmation that all such transactions have been reported in the Compliance Reporting Application. In addition, every Access Person must report any new account established by the Access Person in which any securities were held during the quarter. Access Persons may be requested to submit copies of account statements and/or trade confirmations to supplement the information required in the Compliance Reporting Application reports.

Exceptions from Reporting Requirements

Access Persons are not required to submit holding reports or transaction reports in the following transactions and positions:

a)

it is proven that transactions and positions in the context of discretionary portfolio management services (performed for the Access Person and/or Connected Persons) with no prior communication, in connection with the specific transactions, between the portfolio manager and the Access Person and/or Connected Persons or any other relevant person for whose account the transaction is made; or

b)

transactions in units of collective investment undertakings that meet the requirements for compliance with the UCITS Directive 2009/65/EC. However, this exception does not apply where CWW AM or other companies in the group are involved in the administration or portfolio management of the relevant collective investment undertakings.

The exception in a) relates to accounts where reportable securities are held in an account, fund, trust, or other legally binding relationship where you or a Connected Person do not have “direct or indirect influence or control”. The Access Person must inform the CCO in writing about such accounts where there is no such influence or control and must document this on request from the CCO.

Recordkeeping

CWW AM shall maintain a record of all reports and activities in relation to the Code of Ethics, including these rules, for five years plus current year, the first two years in our offices.

Review of Activities

The CCO shall review activities under the Code of Ethics, including these rules, and shall escalate any issues to the CFO or, if required, the CEO.

As adopted by the Board of Directors on 27 May 2021.

Appendix A

Most of these definitions are contained in or derived from the Advisers Act, the IC Act, rules thereunder and SEC and SEC Staff interpretations.

Definitions:

“Access Persons” are Supervised Persons and others as designated by the CCO who have access to Confidential Client Information of U.S. clients or are involved in making any recommendations or have access to such information that is nonpublic.

“Advisers Act” means the U.S. Investment Advisers Act of 1940.

“Beneficial Ownership” is interpreted in accordance with Rule 16a-1(a)(2) of the U.S. Securities Exchange Act of 1934 (“Exchange Act”) in determining whether a person has beneficial ownership of a security. In this regard, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Under this definition, beneficial ownership by a person includes securities held by immediate family members of the Access Person sharing the same household, securities held in certain trusts, and a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership.

“Confidential Client Information” is, under Rule 204A-1 and interpretive positions in this rule’s adopting release, non-public information about purchases or sales of securities for clients (orders being worked), client holdings and research, recommendations and advice given to or being used for clients.

“Connected Person” means on the facts (i) an immediate family member, (ii) living in the same household with an Access Person and (iii) who shares Beneficial Ownership in reportable securities with the Access Person. We include: a spouse, live-with partner, minor child, minor step-child, relative or others who are dependent on an Access Person; a company, trust or partnership, including an affiliate of a company in which an Access Person or that Connected Person is or are directly or indirectly interested in 25% or more of the equity or control more than 25% of the voting power or that is otherwise controlled by these persons; a trustee of any trust in which an Access Person or that Connected Person has a beneficial interest (excluding trustees of pension plans); an executor or administrator of any estate in which an Access Person or that Connected Person has a beneficial interest.

“Employees”: For purposes of these rules for personal transactions, defined as management (Board of Directors only to the extent that they have information about specific trading activity of CWW AM or confidential client information), Employees, officers and consultants, save as otherwise noted by the CCO.

“Family Relations”: For purposes of these rules, defined as a spouse/cohabitant, children, stepchildren for whom the relevant person has a support obligation, and other family members who are or have been members of the household within the last year.

“Financial Instruments”: Comprises all instruments, including securities as listed in Directive 2014/65/EU in Section C of Annex I and, as applicable, a “reportable security” as defined and used in the Advisers Act and the rules thereunder.

“Inside Information”: Information of a precise nature, which has not been made public, relating, directly or indirectly, to one or more issuers or to one or more financial instruments, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments.

“IPO” means an offering of securities registered under the Securities Act or equivalent law where, before the IPO, the issuer of the securities did not have exchange reporting requirements.

“Market Manipulation”: As defined in the Regulation (EU) No 596/2014(market abuse regulation), Art 12.

“Other Relevant Relations”:

•	Persons with whom an Employee has other close relations

•	A person whose relations to the Employee are such that the Employee, directly or indirectly, has a material interest in the outcome of the transaction.

“Personal Transaction”: A transaction in a Financial Instrument – or for Access Persons and Connected Persons in a Reportable Security – performed by or on behalf of an Employee of CWW AM or a person with whom such employee has Family Relations, Other Relevant Relations and or is defined as a Connected Person, as defined above.

“Reportable Fund” means any investment company registered with a regulatory authority for which an CWW AM or affiliate of CWW AM is the investment adviser or whose investment adviser or principal underwriter controls CWW AM, is controlled by CWW AM or is under common control with CWW AM. A RIC that CWW AM perform discretionary investment management for is a Reportable Fund.

“Reportable Security” means a security as defined in Advisers Act Section 202(a)(18),10 but excludes: (a) direct obligations of the U.S. Government; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (c) shares issued by money market funds; (d) shares issued by open-end funds other than Reportable Funds; and (e) shares issued by unit investment trusts invested exclusively in one or more open-end funds, none of which are Reportable Funds. The CWW AM CCO may designate a security as a “Reportable Security” that would otherwise fall within one of these exceptions.

“Private Placement” means an issuer’s offering of its own securities which are not offered to the public that is exempt from Securities Act registration or equivalent law.

“Securities Act” means the U.S. Securities Act of 1933.

”Supervised Person”: A “Supervised Person” is defined in Section 202(a)(25) of the Advisers Act to be (i) any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or (ii) any other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

10

“Security” in Section 202(a)(18) means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.